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COMPUTATION OF EARNINGS PER SHARE:

EXHIBIT 11

                              RAPTOR SYSTEMS, INC.
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                       JUNE 30,                JUNE 30,
                                                ---------------------------------------------
                                                   1997        1996        1997        1996
                                                   ----        ----        ----        ----
Common stock outstanding, beginning of period     13,296      12,358      13,102       2,450

Weighted average number of shares issued              34         109         165       7,663

Weighted average number of common and
    common stock equivalents                          --       2,649          --

Less: Assumed purchase of treasury shares             --        (222)         --          --
                                                ---------------------------------------------

Weighted average number of common and
    common equivalent shares outstanding          13,330      14,894      13,267      10,113
                                                =============================================

Net income (loss)                               $ (3,084)   $    150    $ (2,227)   $   (279)
                                                =============================================

Net income (loss) per common and common
    equivalent share                            $   (.23)   $    .01    $   (.17)   $   (.03)
                                                =============================================

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(1) Fully diluted net income per share is the same as primary net income per share.


                                                         Raptor Systems, Inc. 17